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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 15, 2003, relating to the financial statements and financial highlights which appears in the November 30, 2002 Annual Report to Shareholders of Prudential Government Securities Trust (consisting of Money Market Series and U.S. Treasury Money Market Series) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 27, 2003